UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14C INFORMATION

   Information Statement Pursuant to Section 14(c) of the Securities Exchange
                           Act of 1934(Amendment No.         )
                                                     -------

Check the appropriate box:

[ X]  Preliminary Information Statement

[  ]  Confidential, for Use of the Commission Only (as permitted by Rule
      14c-5(d)(2))

[  ]  Definitive Information Statement

                                EVOLVE ONE, INC.
                  (Name of Registrant As Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

         [X] No Fee required.

         [ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and
             0-11.

                  (1) Title of each class of securities to which transaction applies:

                  (2) Aggregate number of securities to which transaction applies:

                  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                  (4) Proposed maximum aggregate value of transaction:

                  (5) Total fee paid:

         [ ] Fee paid previously with preliminary materials

         [ ] Check box if any part of the fee is offset as provided by Exchange
            Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                  (1) Amount Previously Paid:

                  (2) Form, Schedule or Registration Statement No.:

                  (3) Filing Party:

                  (4) Date Filed:


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                                EVOLVE ONE, INC.

                       5301 N. Federal Highway, Suite 120
                              Boca Raton, FL 33487

Dear Stockholders:

           We are writing to advise you that we intend to amend our Certificate of Incorporation to effect a 1 for 100 reverse stock split of our outstanding common stock. This action was approved on May 25, 2006 by our Board of Directors. In addition, three individuals who hold a majority of our issued and outstanding voting securities have approved this action, with an effective date of _______, 2006, by written consent in lieu of a special meeting in accordance with the relevant sections of the Delaware GeneralCorporation Law. We will file the Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of Delaware, a copy of which is attached hereto as Exhibit A, which will specify an effective date of________, 2006.

         As described hereafter, it is hoped that these actions will result in an increase in the market price of our common stock which our Board believes will assist us in attracting possible acquisition candidates and may make an investment in our company more attractive to institutional investors and the investing public as well as increasing our ability to raise working capital.

         WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

         No action is required by you. The accompanying information statement is furnished only to inform our stockholders of the actions described above before they take place in accordance with Rule 14c-2 of the Securities Exchange Act of 1934. This information statement is first mailed to you on or about_________, 2006.

         Please feel free to call us at (561) 989-9171 should you have any questions on the enclosed Information Statement. We thank you for your continued interest in Evolve One.

                                                For the Board of Directors of
                                                Evolve One, Inc.

                                            By:  _____________________________
                                                Alvin Siegel, Director and CEO

                                EVOLVE ONE, INC.
                               Post Office Box 859
                            Tallevast, Florida 34270
                            Telephone (941) 351-2720

                         INFORMATION STATEMENT REGARDING
                    ACTION TO BE TAKEN BY WRITTEN CONSENT OF
                              MAJORITY STOCKHOLDERS
                          IN LIEU OF A SPECIAL MEETING

                       WE ARE NOT ASKING YOU FOR A PROXY,
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                     GENERAL

         This Information Statement is being furnished to the stockholders of Evolve One, Inc. in connection with the adoption of a Certificate of Amendment to our Certificate of Incorporation by written consent of our Board of Directors and the holders of a majority of our issued and outstanding voting securities in lieu of a special meeting. On May 25, 2006 our Board of Directors approved an amendment to our Certificate of Incorporation effecting a reverse stock split of our issued and outstanding shares of common stock on the basis of 1:100 (the "Amendment"). This action will become effective on _____, 2006 (the "Effective Date of the Amendment") in accordance with the written consent of the holders of a majority of our issued and outstanding common stock and the filing of the Amendment with the Secretary of State of Delaware in accordance with the relevant sections of the Delaware General Corporation Law.

         As of May __, 2006 there are 52,451,348 shares of our common stock issued and outstanding. The following individuals who collectively own approximately 79% of our outstanding common stock, which is in excess of the required majority of our outstanding voting securities necessary for the adoption of this action, have executed a written consent approving the
Amendment:

                  Stockholder                        No. of Shares Owned

                  Progress Partners, Inc             16,622,831
                  Yewen Xi                           16,622,831
                  David Stein                         8,311,417
                                                       ---------
                                                     41,557,079

         Alvin Siegel, our sole director and Chief Executive Officer, is the principal of Progress Partners, Inc. Neither Yewen Xi or David Stein are officers or directors of Evolve One. The full text of the Amendment is attached to this information statement as Exhibit A.

         The reverse stock split, when implemented, will not change the number of authorized shares of common stock or the par value of the common stock. Except for any changes as a result of the treatment of fractional shares, each stockholder who owns 100 or more shares will hold the same percentage of common stock outstanding immediately following the reverse stock split as the stockholder did immediately prior to the reverse stock split.

         As described hereafter, it is hoped that these actions will result in an increase in the market price of our common stock which our Board believes may make our company more attractive to possible acquisition candidates and may make an investment in our company more attractive to institutional investors and the investing public as well as increasing our ability to raise working capital. We cannot assure you, however, that the reverse stock split will result in either a lasting increase in the market price of our common stock or otherwise make our company more attractive to acquisition candidates or potential investors.

         The elimination of the need for a meeting of stockholders to approve this action is made possible by Section 228 of the Delaware General Corporation Law which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. In order to eliminate the costs involved in holding a special meeting, our Board of Directors voted to utilize the written consent of the holders of a majority in interest of our voting securities.

         Pursuant to Section 228 of the Delaware General Corporation Law, we are required to provide prompt notice of the taking of the corporate action without a meeting of stockholders to all stockholders who did not consent in writing to such action. This Information Statement serves as this notice. This Information Statement is first being mailed on or about _______, 2006 to stockholders of record, and is being delivered to inform you of the corporate actions described herein before they take effect in accordance with Rule 14c-2 of the Securities Exchange Act of 1934. No dissenter's rights are afforded to our stockholders under Delaware law as a result of the adoption of the Amendment.

         The entire cost of furnishing this Information Statement will be borne by us. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

                           OUR PRINCIPAL STOCKHOLDERS

         Our voting securities are comprised of our common stock. The holders of our shares of common stock are entitled to one vote for each outstanding share on all matters submitted to our stockholders. The following table contains information regarding record ownership of our common stock as of May __, 2006 held by:

           * persons who own beneficially more than 5% of our outstanding voting securities,
           *  our directors,
           *  named executive officers, and
           *  all of our directors and officers as a group.

            A person is deemed to be the beneficial owner of securities that can be acquired by such a person within 60 days from May __, 2006, upon exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such a person (but not those held by any other person) and are exercisable within 60 days from that date have been exercised. Unless otherwise indicated, the address of each of the listed beneficial owners identified is Post Office Box 859, Tallevast, Florida 34270.

         Name of                    Amount and Nature of           Percentage
         Beneficial Owner           Beneficial Ownership            of Class

         Alvin Siegel(1)                 16,622,831                  31.75%


         All officers and directors
         as a group (one person)(1)      16,622,831                  31.75%

         Progress Partners, Inc          16,622,831                  31.75%
         Yewen Xi                        16,622,831                  31.75%
         David Stein                      8,311,417                   15.8%
         Dr. Irwin Horowitz(2)           68,158,530                   56.5%
         Diversifax, Inc.(2)             68,158,530                   56.5%

(1) Includes 16,622,831 shares of common stock owned of record by Progress Partners, Inc. Mr. Siegel holds voting and dispositive control over the securities held by Progress Partners, Inc.

(2) Includes 447,398 shares of our common stock presently outstanding together with options to purchase 55,000,000 shares of our common stock with exercise prices ranging from $0.001 to $0.30 per share and common stock purchase warrants to purchase 6,000,000 shares of our common stock with exercise prices ranging from $0.075 to $0.15 per share owned individually by Dr. Horowitz and 711,132 shares of our common stock presently outstanding together with common stock purchase warrants to purchase 6,000,000 shares of our common stock with exercise prices ranging from $0.075 to $0.15 per share owned of record by Diversifax, Inc. Dr. Horowitz holds voting and dispositive control over the securities held by Diversifax, Inc.



                                  THE AMENDMENT

         At May __, 2006, we had 52,451,348 shares of our common stock issued and outstanding. The Amendment provides that each one hundred (100) shares of our common stock outstanding immediately prior to the Effective Date of the

Amendment (the "Old Shares") will be automatically converted into one (1) share of our common stock (the "New Shares"), thereby reducing the number of outstanding shares of our common stock to approximately 524,513 shares, subject to rounding or the issuance of additional shares of our common stock. The Amendment does not change the par value of our common stock or the number of shares of our common stock authorized for issuance. We have no present intention, however, to issue any additional shares of our common stock before the Effective Date of the Amendment.

Purpose and Effect of Amendment.

         Our common stock is currently quoted on the OTC Bulletin Board under the symbol "EVLO." On _____, 2006 the last sale price of our common stock was $. _____per share. Our Board of Directors believes that our relatively low per-share market price of our common stock impairs the acceptability of our common stock to potential acquisition candidates, certain members of the investing public, including institutional investors, as well as adversely effecting our ability to raise additional working capital.

            As disclosed in our public reports filed with the Securities and Exchange Commission, a result of competition in the marketplace and a lack of sufficient working capital, during October 2005 we determined that our business model was unprofitable and decided to discontinue the balance of our operations. As a result, we intend to seek to acquire assets or shares of an entity actively engaged in business which generates revenues, in exchange for our securities. Our ability to continue as a going concern is dependent on our ability to identify and close a business combination with an operating entity. Potential acquisition candidates may find the low-price of our stock unattractive which may preclude us from locating and acquiring an operating business. We have not yet identified any such opportunities, and we cannot assure you that we will be able to identify any appropriate business opportunities, or, if identified, that we will be able to close a transaction which is inevitably beneficial to our stockholders.

         In addition, many analysts will not or are not permitted to initiate coverage on any securities that trade below $5.00 and certain investors view low-priced stock as unattractive or, as a matter of policy, are precluded from purchasing low-priced securities. However, certain other investors may be attracted to low-priced stock because of the greater trading volatility sometimes associated with such securities.

         Because brokerage commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of our common stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) that represent a higher percentage of their total share value than would be the case if the share price were substantially higher. This factor also may limit the willingness of institutions to purchase our common stock at its current price levels.

         For these reasons our Board of Directors has chosen to adopt and recommend the Amendment. We are not, however, a party to any binding agreement, acquisition agreement or agreement to raise additional working capital other than which has been publicly announced, nor can we be certain that the reverse stock split will have a long-term positive effect on the market price of our common stock, or increase our abilities to enter into acquisition or financing arrangements in the future.

         The market price of our common stock is also based on factors which may be unrelated to the number of shares outstanding. These factors include our performance, general economic and market conditions and other factors, many of which are beyond our control. The market price per new share of the New Shares may not rise or remain constant in proportion to the reduction in the number of Old Shares outstanding before the reverse stock split. Accordingly, the total market capitalization of common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split. In the future, the market price of common stock following the reverse stock split may not equal or exceed the market price prior to the reverse stock split. In many cases, the total market capitalization of a company following a reverse stock split is lower than the total market capitalization before the reverse stock split.

         The reverse stock split will affect all of the holders of our common stock uniformly. Any fractional shares existing as a result of the reverse stock split shall be rounded to the next higher whole number to those stockholders who are entitled to receive them as a consequence of the reverse stock split. On the Effective Date of the Amendment, each stockholder will own a reduced number of shares of our common stock, but will hold the same percentage of the outstanding shares as the stockholder held prior to the Effective Date of the Amendment.

         The liquidity of our common stock may be adversely affected by the reduced number of shares outstanding after the reverse stock split. In addition, the split will increase the number of stockholders who own odd-lots. An odd-lot is fewer than 100 shares. Such stockholders may experience an increase in the cost of selling their shares and may have greater difficulty in making sales.

         The reverse stock split will not affect the par value of our common stock. As a result, on the Effective Date of the Amendment, the stated capital on our balance sheet attributable to our common stock will be reduced in proportion with the reverse stock split and our additional paid-in capital account will be credited with the amount by which the stated capital is reduced. These accounting entries will have no impact on total stockholders' equity. All share and per share information will be retroactively adjusted following the Effective Date of the Amendment to reflect the reverse stock split for all periods presented in future filings.

         The Board considered reducing the number of shares of authorized common stock in connection with the reverse stock split, but determined that the availability of additional shares may be beneficial to our company in the future for possible issuances. The availability of additional authorized shares will allow the Board to issue shares for corporate purposes, if appropriate opportunities should arise, without further action by the stockholders or the time delay involved in obtaining stockholder approval (except to the extent that approval is otherwise required by applicable law). Such purposes could include meeting requirements for capital expenditures or working capital or, depending on the market conditions, effecting future acquisitions of other businesses through the issuance of shares of our common stock or securities convertible into shares of our common stock.

         Because the reverse stock split results in an increased number of authorized but unissued shares of our common stock, it may be construed as having an anti-takeover effect. Although the reverse stock split is not being undertaken by the Board for this purpose, in the future the Board could, subject to its fiduciary duties and applicable law, use the increased number of authorized but unissued shares to frustrate persons seeking to take over or otherwise gain control of our company by, for example, privately placing shares with purchasers who might side with the Board in opposing a hostile takeover bid. Shares of common stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal our Bylaws or certain provisions of our Certificate of Incorporation would not receive the requisite vote. Such uses of our common stock could render more difficult, or discourage, an attempt to acquire control of our company if such transactions were opposed by the Board. However, it is also possible that an indirect result of the anti-takeover effect of the reverse stock split could be that stockholders will be denied the opportunity to obtain any advantages of a hostile takeover, including, but not limited to, receiving a premium to the then current market price of our common stock, if the same was so offered by a party attempting a hostile takeover of Evolve One. We are not aware of any party's interest in or efforts to engage in a hostile takeover attempt as of the date of this Information Statement.

         The reverse stock split will have the following effects upon our common stock:

         * The number of shares owned by each holder of common stock will be reduced one hundred fold;
         * The number of shares of our common stock which will be issued and outstanding after the reverse stock split will be reduced from 52,451,348 shares to approximately 524,513 shares;
         * The per share loss and net book value of our common stock will be increased because there will be a lesser number of shares of our common stock outstanding;
         * The par value of the common stock will remain $0.0001 per share;
         * The stated capital on our balance sheet attributable to the common stock will be decreased 100 times its present amount and the additional paid-in capital account will be credited with the amount by which the stated capital is decreased; and
         * All outstanding options, warrants, and convertible securities entitling the holders thereof to purchase shares of common stock will enable such holders to purchase, upon exercise thereof, 100 times fewer of the number of shares of common stock which such holders would have been able to purchase upon exercise thereof immediately preceding the reverse stock split, at the same aggregate price required to be paid therefore upon exercise thereof immediately preceding the reverse stock split.

         The shares of common stock after the reverse stock split will be fully paid and non-assessable. The Amendment will not change any of the other the terms of our common stock. The shares of common stock after the reverse stock split will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the shares of common stock prior to the reverse stock split.

         Because the number of authorized shares of our common stock will not be reduced, the overall effect will be an increase in authorized but unissued shares of our common stock as a result of the reverse stock split. These shares may be issued by our Board of Directors in its sole discretion. Any future issuance will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of our common stock.

Manner of Effecting the Amendment.

         The reverse stock split will be effected by the filing of the Amendment with the Secretary of State of the State of Delaware. The Amendment will specify the effective date of the Amendment as ________, 2006, which is 20 days after this Information Statement was first mailed to our stockholders. The record date for the reverse split is_______, 2006 and the effective date of the reverse stock split will be the Effective Date of the Amendment. No scrip or fractional shares will be issued. Fractional shares will be rounded up to the nearest whole share. We will bear the costs of the issuance of the additional stock certificates.

         Our common stock will be quoted on the OTC Bulletin Board at the post-split price on the Effective Date of the Amendment.

         Following the reverse split, the share certificates representing the shares will continue to be valid. In the future, new share certificates will be issued reflecting the reverse stock split, but this in no way will effect the validity of your current share certificates. The reverse split will occur on the Effective Date of the Amendment without any further action on the part of our stockholders. After the Effective Date of the Amendment, each share certificate representing the shares prior to the reverse stock split will be deemed to represent 1/100th share of our common stock. Certificates representing the shares after the reverse stock split will be issued in due course as share certificates representing shares prior to the reverse stock split are tendered for exchange or transfer to our transfer agent. We request that stockholders do not send in any of their stock certificates at this time.

         As applicable, new share certificates ("New Shares") evidencing shares following the reverse stock split that are issued in exchange for share certificate prior to the reverse stock split ("Old Shares") representing restricted shares will contain the same restrictive legend as on the old certificates. Also, for purposes of determining the term of the restrictive period applicable to the shares after the reverse stock split, the time period during which a stockholder has held their existing pre-split shares will be included in the total holding period.

Certain Federal Income Tax Consequences

         The reverse stock split should not result in any recognition of gain or loss. The holding period of the New Shares will include the stockholder's holding period for the corresponding Old Shares owned prior to the reverse stock split. The adjusted basis of the New Shares (including the original shares) will be equal to the adjusted basis of a stockholder's original shares.

Notwithstanding the foregoing, the federal income tax consequences of the receipt of an additional share in lieu of a fractional interest is not clear but may result in tax liabilities which should not be material in amount in view of the low value of the fractional interest. Our beliefs regarding the tax consequence of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident foreign individuals, broker-dealers and tax exempt entities. The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he or she resides.

         The foregoing summary is included for general information only. Accordingly, stockholders are urged to consult their own tax advisors with respect to the Federal, State and local tax consequences of the reverse stock split.

No Dissenter's Rights

         Under Delaware law stockholders are not entitled to dissenter's rights of appraisal with respect to the Amendment.

                   WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

         We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 100 F Street, N.E, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. Copies of our SEC filings are also available to the public from the SEC's web site at www.sec.gov.

                                    EXHIBIT A

                            CERTIFICATE OF AMENDMENT
                       TO THE CERTIFICATE OF INCORPORATION
                                       OF
                                EVOLVE ONE, INC.
                            (A Delaware Corporation)

         Pursuant to Section 242 of the Delaware General Corporations Law, the undersigned, being the sole director and Chief Executive Officer of Evolve One, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that the following resolutions were adopted by the Corporation's Board of Directors and its stockholders as hereinafter described:

         RESOLVED at the effective time of this amendment, each share of common stock of the Corporation issued and outstanding as of the record date set by the Corporation's Board of Directors shall be subject to a one (1) for one hundred
(100) reverse split with all fractional shares rounded to the nearest whole share. The effective time of this amendment shall be _______, 2006.

         The foregoing resolution and this Certificate of Amendment were adopted by the Board of Directors of the Corporation pursuant to a written consent of the directors of the Corporation dated May __, 2006 in accordance with Section 141 of the Delaware General Corporation Law, and by the written consent dated _____, 2006 of the holders of shares of the Corporation's voting stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted in accordance with Section 228 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of this Corporation, has executed this Certificate of Amendment to the Corporation's Certificate of Incorporation as of ______ , 2006.

                                                    EVOLVE ONE, INC.

                                            By: /s/  Alvin Siegel
                                            --------------------------------
                                            Alvin Siegel, Director and President